Exhibit 99.2

Contacts:                     Donald H. Anderson, President/CEO

                                                                        Randall J. Larson, Executive Vice President/CFO

                                                                        303-626-8200

TRANSMONTAIGNE INC. PREPARED TO ACCEPT MORGAN STANLEY’S REVISED OFFER
OF $11.35 PER SHARE

Monday, June 19, 2006

Immediate Release

Denver, Colorado — TransMontaigne Inc. (NYSE: TMG) today announced that its Board of Directors is prepared to accept the terms of a definitive merger agreement with Morgan Stanley Capital Group Inc. (“Morgan Stanley”) under which Morgan Stanley will acquire all of the outstanding capital stock of TransMontaigne for cash consideration of $11.35 per share.  On June 18, 2006, Morgan Stanley delivered to us a definitive merger agreement that increases the cash payment to holders of our capital stock to $11.35 per share.  The remaining terms of the Morgan Stanley merger agreement are substantially similar to the terms of the amended and restated merger agreement dated May 22, 2006 (“amended SemGroup merger agreement”), by and among SemGroup, L.P., and certain of its affiliated entities (collectively “SemGroup”), and TransMontaigne Inc.

Pursuant to the terms of the amended SemGroup merger agreement, TransMontaigne today provided notice to SemGroup of the definitive terms of the Morgan Stanley merger agreement and that TransMontaigne’s Board of Directors is prepared to terminate the amended SemGroup merger agreement and enter into the Morgan Stanley merger agreement.  SemGroup has until the close of business on Thursday, June 22, 2006, to provide our Board of Directors with a revised merger agreement that our Board of Directors determines is at least as favorable to our stockholders as the Morgan Stanley merger agreement.  If SemGroup fails to do so, we intend to terminate the amended SemGroup merger agreement and enter into the Morgan Stanley merger agreement.  In the event of such a termination by TransMontaigne, SemGroup will be entitled to a $15 million termination fee from TransMontaigne, $7.5 million of which Morgan Stanley has agreed to advance to TransMontaigne, subject to reimbursement under certain conditions.

Additional Information and Where to Find It

On June 7, 2006, TransMontaigne filed updated preliminary proxy materials regarding the proposed merger with SemGroup with the SEC.  Depending on the outcome of the events described in this press release, TransMontaigne currently expects to file amended proxy materials with the Securities and Exchange Commission (“SEC”) as soon as reasonably practicable.  Upon receipt of all necessary approvals, TransMontaigne then will mail to its stockholders definitive materials regarding the transaction as soon as practicable thereafter.  Such proxy materials will contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders also will be able to obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from TransMontaigne at http://www.transmontaigne.com. This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE:TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These forward-looking statements include statements regarding the proposed transactions.  These statements are based on the current expectations of management of TransMontaigne.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  For example, (1) TransMontaigne may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction, including regulatory approvals or waivers, may not be satisfied or the merger agreement may be terminated prior to closing; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the transaction; and (5) TransMontaigne may be adversely affected by other economic, business, and/or competitive factors.  Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 as filed with the SEC, which are available at www.transmontaigne.com.  TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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